Exhibit 99.1

Contacts:

Investors:

Dean Schorno

Genomic Health

650-569-2281

investors@genomichealth.com

Media:

Emily Faucette

Genomic Health

650-569-2824

media@genomichealth.com

Genomic Health Announces Third Quarter 2013 Financial Results and Business Progress

Product Revenue Increased 13% Compared to Prior Year

NICE Recommends Oncotype DX® as Only Breast Cancer Test to Predict Chemotherapy Benefit

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif.,  November 5, 2013 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended September 30, 2013.

Product revenue was $65.7 million in the third quarter of 2013, compared with $58.4 million for the third quarter of 2012, an increase of 13 percent.  Total revenue for the third quarter of 2013 increased to $66.0 million, compared with $58.6 million in the third quarter of 2012.

International product revenue grew by 25 percent compared to the same period in 2012 to $10.1 million and represented 15 percent of product revenue in the third quarter of 2013.

Net income in the third quarter of 2013 was $0.5 million, compared with net income of $3.7 million in the third quarter of 2012.  Basic and diluted net income per share applicable to common stockholders was $0.02 for the third quarter of 2013, compared with a basic and diluted net income per share of $0.12 and $0.11, respectively for the same period in 2012.

“Our strong third quarter performance, including 13 percent year-over-year growth in product revenue, was driven by double digit test volume growth in all areas of our business,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “Success in the quarter was also highlighted by increased adoption of our prostate cancer test and NICE’s recommendation of Oncotype DX as the only test to help clinicians decide whether to prescribe chemotherapy in patients with early-stage, hormone receptor-positive, invasive breast cancer.”

Additional Third Quarter 2013 and Nine Months Ended September 30, 2013 Results

Total operating expenses for the third quarter of 2013 were $65.5 million, compared with total operating expenses of $54.9 million for the comparable period in 2012.

Product revenue for the nine months ended September 30, 2013 was $192.1 million, compared with $173.5 million for the nine months ended September 30, 2012, an increase of 11 percent. Total revenue for the nine months ended September 30, 2013 was $192.8 million, compared with $174.7 million for the same period in 2012.

Net loss was $3.4 million for the nine months ended September 30, 2013, compared with net income of $6.3 million for the nine months ended September 30, 2012.

Cash and cash equivalents and short-term investments at September 30, 2013 were $114.0 million, compared with $99.1 million at December 31, 2012.

In the third quarter, more than 21,790 Oncotype DX test results were delivered, an increase of 21 percent, compared with more than 18,030 test results delivered in the same period in 2012.

Recent Business Highlights:

Oncotype DX Commercial Progress

•                  The National Institute for Health and Care Excellence (NICE) in the United Kingdom issued final guidance recommending Oncotype DX as the only multi-gene breast cancer test for use in clinical practice to guide chemotherapy treatment decisions for patients with early-stage, hormone receptor-positive, invasive breast cancer.

•                  Established node-positive and ductal carcinoma in situ (DCIS) coverage for approximately 1.3 million U.S. lives through a contract with a large Blue Cross Blue Shield state plan.

Medical Meeting Presentations, Publications and Pipeline

•                  The Journal of Clinical Oncology accepted for publication positive results from the third successful validation of the Oncotype DX colon cancer test in patients with stage II disease and the first validation study in patients with stage III disease.

•                  Current Medical Research and Opinion published positive results of the first clinical decision making study of the Oncotype DX colon cancer test that demonstrate that knowledge of a patient’s Recurrence Score® result changes oncologists’ treatment recommendations in 29 percent of cases, further confirming the clinical utility of using Oncotype DX as an independent predictor of recurrence in stage II colon cancer.

•                  Delayed planned initiation of oxaliplatin benefit clinical validation study in colon cancer due to analytical performance, during the pre-clinical validation phase, which did not meet Company standards for a subset of the candidate predictive genes.

•                  BMC Genomics published positive results from our prostate cancer analytical validation study demonstrating Oncotype DX is a robust and reliable assay, ensuring accurate and precise performance of the test from the very small amounts of cancer tissue in needle biopsies.

•                  The 13th St. Gallen International Breast Cancer Conference Expert Panel, for the second time,  recognized the Oncotype DX breast cancer test for its unique ability to provide not only prognostic information, but also predictive information regarding the benefit from chemotherapy for patients with early-stage endocrine sensitive invasive breast cancer. The new guidelines were published in the Annals of Oncology.

•                  Presented results from four studies at the European Cancer Congress highlighting the value of the Oncotype DX tests for optimizing treatment in patients with breast and colon cancer.

Conference Call Details

To access the live conference call today, November 5, at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  Please dial in approximately ten minutes prior to the start of the call.  To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that address both the overtreatment and optimal treatment of early stage cancer, one of the greatest issues in healthcare today. The company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of massive amounts of genomic data into clinically-actionable results for treatment planning throughout the cancer patient’s journey, from screening and surveillance, through diagnosis, treatment selection and monitoring.  Genomic Health’s lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer and has been shown to predict the likelihood of recurrence in ductal carcinoma in situ (DCIS).  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multi-gene expression test developed for the assessment of risk of recurrence in patients with stage II and stage III disease, and the Oncotype DX prostate cancer test, which predicts disease aggressiveness in men with low risk disease. As of September 30, 2013, more than 19,000 physicians in over 70 countries had ordered nearly 400,000 Oncotype DX tests.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland. For more information, please visit, www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth. To learn more about OncotypeDX tests, visit: www.OncotypeDX.com, www.mybreastcancertreatment.org and www.myprostatecancertreatment.org.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s ability to undertake or complete additional studies; the success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; the ability of the company’s tests to impact clinical practice; and the focus and attributes of the company’s product pipeline. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks related to the success of the company’s colon and prostate cancer tests; the company’s ability to increase usage of its tests; the risk that the company may not obtain or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the company’s success retaining current contracts or levels of reimbursement coverage for its tests; the risks and uncertainties associated with regulation of the company’s tests by the FDA and other regulatory organizations; the company’s ability to compete against third parties; the company’s ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; the success of the company’s next generation sequencing technology; the company’s ability to successfully commercialize its tests outside of the United States; the ability to obtain capital when needed; the company’s history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

# # #

GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUES:
Product revenues	$65,732	$58,371	$192,132	$173,459
Contract revenues	258	277	644	1,287
Total revenues	65,990	58,648	192,776	174,746

OPERATING EXPENSES (1)(2):
Cost of product revenues	10,781	9,037	31,285	27,377
Research and development	14,726	12,267	42,189	35,775
Selling and marketing	26,013	21,526	81,587	69,657
General and administrative	14,007	12,107	41,052	35,518
Total operating expenses	65,527	54,937	196,113	168,327
Income (loss) from operations	463	3,711	(3,337)	6,419
Interest income	52	77	174	226
Other income (expense), net	89	33	(2)	(112)
Income (loss) before income taxes	604	3,821	(3,165)	6,533

Income tax expense (benefit)	116	109	223	243
Net income (loss)	$488	$3,712	$(3,388)	$6,290
Basic net income (loss) per share	$0.02	$0.12	$(0.11)	$0.21
Diluted net income (loss) per share	$0.02	$0.11	$(0.11)	$0.20
Shares used in computing basic net income (loss) per share	30,661	30,580	30,368	30,233
Shares used in computing diluted net income (loss) per share	32,324	32,578	30,368	32,095

(1)         Included in operating expenses for the third quarter of 2013 were non-cash charges of $6.0 million, including $4.4 million of stock-based compensation expense and $1.6 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $4.6 million, including $3.4 million of stock-based compensation expense and $1.2 million of depreciation and amortization expenses.

(2)         Included in operating expenses for the nine months ended September 30, 2013 were non-cash charges of $17.6 million, including $12.8 million of stock-based compensation expense and $4.8 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $14.8 million, including $10.8 million of stock-based compensation expense and $4.0 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of September 30, 2013	As of December 31, 2012
	(Unaudited)

Cash and cash equivalents	$39,781	$18,005
Short-term marketable securities	74,265	81,060
Accounts receivable, net	25,594	22,253
Prepaid expenses and other current assets	9,314	8,891
Total current assets	148,954	130,209

Property and equipment, net	18,242	14,104
Other assets	9,504	9,421
Total assets	$176,700	$153,734

Accounts payable	$3,545	$4,881
Accrued expenses and other current liabilities	23,960	19,842
Deferred revenues	1,134	374
Other liabilities	2,433	2,311
Stockholders’ equity	145,628	126,326
Total liabilities and stockholders’ equity	$176,700	$153,734

The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2012.